Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LiveRamp Holdings, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 22, 2020 with respect to the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of April 1, 2019 and revenue recognition as of April 1, 2018.

/s/ KPMG LLP

Dallas, Texas

June 26, 2020